UBS Eucalyptus Fund, LLC

Security: Sirna Therapeutics
Date of Purchase: 5/24/06
Price: $5/share
Shares Purchased: 600,000
Purchased From: UBS Investment Bank
Aggregate amount of offering: 9,000,000